Exhibit 2.3

COARI PARTICIPAÇÕES S.A.

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 04.030.087/0001-09

BOARD OF TRADE (NIRE) No. 33.3.0027761-7

PUBLICLY-HELD COMPANY

MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS,

HELD ON AUGUST 26, 2011

I. DATE, TIME AND PLACE OF MEETING: On August 26, 2011, at 4 p.m., at Rua Humberto de Campos, No. 425, 8th floor, Leblon, in the City and State of Rio de Janeiro.

II. CALL NOTICE: By individual messages sent to the Directors on August 19, 2011.

III. QUORUM AND ATTENDENCE: All Directors were present and affixed their signatures below. Also in attendance were Alex Waldemar Zornig, Tarso Rebello Dias, Maria Gabriela Campos da Silva Menezes Cortês and Daniella Geszikter Ventura (Company representatives), Allan Kardec de Melo Ferreira (member of the Company’s Fiscal Council), a representative of the independent auditors (Otavio Ramos Pereira) and representatives of Apsis Consultoria Empresarial Ltda. (Luiz Paulo Cesar Silveira and Antonio Nicolau).

IV. CHAIR: José Mauro Mettrau Carneiro da Cunha – Chairman and Maria Gabriela Campos da Silva Menezes Cortês – Secretary.

V. AGENDA AND RESOLUTIONS: The Chairman of the Board of Directors, José Mauro Mettrau Carneiro da Cunha, began by asking the representatives of the Company to detail the terms of the partial split-off (the “Partial Split-Off”) of Telemar Norte Leste S.A. (“TMAR”) with the acquisition of the split-off portion by the Company and the Share Exchange between TMAR and the Company (the “Share Exchange”) and the merger of the Company into Brasil Telecom S.A. (“BRT”) (the “Merger”), which are part of the Corporate Reorganization. In particular, the representatives of the Company were asked about the net worth appraisals of the involved companies, the characteristics of the BRT shares to be issued to the shareholders of the Company and the amounts relating to the exercise of withdrawal rights. The representatives of the Company detailed the terms of the Corporate Reorganization, especially the Partial Split-Off and Share Exchange and the Merger and clarified any doubts of the Directors. It was clarified that the Partial Split-Off with the acquisition of the split-off portion by Coari, which will precede the Share Exchange, will not affect the exchange ratios negotiated and recommended by the Independent Special Committee and approved by the Boards of Directors of TNL, TMAR and BRT, since these exchange ratios were negotiated and approved based on the trading prices of shares of TNL, TMAR and BRT. The Partial Split-Off is an intermediary step to the implementation of the Corporate Reorganization and aims at a better distribution of the book value equity between BRT, which Coari will merge into, and TMAR, which will become a wholly-owned subsidiary of BRT, considering that both companies are concessionaires of the public Switched Fixed Telephony Service (Serviço Telefônico Fixo Comutado – STFC) and therefore subject to the regulations of the National Telecommunications Agency (Agência Nacional de Telecomunicações – ANATEL). After examining the materials submitted to them and discussing the proposed terms, a majority of Directors present resolved the following, having recorded the opposing vote of Director Antonio Cardoso dos Santos, who expressed that he did not feel comfortable to decide on the reorganization without having participated in the work on the exchange ratios:

1. to approve the following documents, including all of their attachments and the transactions provided therein: (i) Protocol and Justification for Partial Split-Off of Telemar Norte Leste S.A. with the Acquisition of the Split-Off Portion by Coari Participações S.A. and the Share Exchange between Telemar Norte Leste S.A. and Coari Participações S.A.; and (ii) Protocol and Justification of the Merger of Coari Participações S.A. into Brasil Telecom S.A. The Protocols and Justifications approved hereby establish the general terms of the transactions included in Corporate Reorganization, such as the applicable exchange ratios, the values of the capital increases of BRT, and the conditions for exercising withdrawal rights, among others.

2. to ratify the selection and engagement of Apsis Consultoria Empresarial Ltda., headquartered at Rua São José, 90 – group 1,802, in the City and State of Rio de Janeiro, enrolled in the Corporate Taxpayers’ Registry (CNPF) under No. 27.281.922/0001-70 (“Apsis”), to prepare book value net worth appraisals of the Company, Tele Norte Leste Participações S.A. (“TNL”) and TMAR and net worth appraisals at market prices of the Company, TNL, TMAR, and BRT;

COARI PARTICIPAÇÕES S.A.

Minutes of the Meeting of the Board of Directors

Held on August 26, 2011

3. to submit the proposals for the Partial Split-Off and Share Exchange and the Merger to the Company’s general shareholders’ meeting; and

4. to authorize the Company’s Executive Officers to take all necessary measures to sign the Protocols and Justifications and implement the Partial Split-Off and Share Exchange and the Merger.

VI – CLOSING: With nothing further to discuss, the Chairman ended the Meeting, for which these minutes were drafted, which were read and approved and signed by all Directors present.

Rio de Janeiro, August 26, 2011.

Maria Gabriela Campos da Silva Menezes Côrtes

Secretary

Directors:

/s/ José Mauro Mettrau Carneiro da Cunha	/s/ João de Deus Pinheiro de Macêdo
José Mauro Mettrau Carneiro da Cunha	João de Deus Pinheiro de Macêdo
Chairman of the Meeting

/s/ Eurico de Jesus Teles Neto	/s/ José Augusto da Gama Figueira
Eurico de Jesus Teles Neto	José Augusto da Gama Figueira

/s/ Antonio Cardoso dos Santos Antonio Cardoso dos Santos

COARI PARTICIPAÇÕES S.A.

Minutes of the Meeting of the Board of Directors

Held on August 26, 2011